UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2005

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10750 Columbia Pike, Silver Spring, Maryland	20901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2005, Choice Hotels International, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Charles A. Ledsinger, Jr., the Company’s President and Chief Executive Officer.

The Employment Agreement, which has a term of four years, provides for a base salary of $720,000, subject to annual review by the Board of Directors, and a targeted cash bonus equal to 100% of base salary. Mr. Ledsinger will be eligible for annual stock awards under the Company’s incentive compensation plan, the value of which will be a multiple of his salary, as determined by the Compensation Committee, and which will provide that any unvested awards will continue to vest, subject to terms of the grant, upon the termination of the Employment Agreement, unless the termination is for cause, as a result of a breach of the Employment Agreement by Mr. Ledsinger, or upon Mr. Ledsinger’s resignation prior to the end of the term of the Employment Agreement without the approval of the Board of Directors.

Under the Agreement, Mr. Ledsinger will be subject to certain non-competition and non-solicitation restrictions for two years following his termination of employment.

Additionally, in connection with the execution of the Employment Agreement, Mr. Ledsinger will receive a grant of 51,727 shares of restricted stock, which will vest ratably over 4 years.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2005	/s/ Joseph M. Squeri
Joseph M. Squeri
Executive Vice President, Operations and Chief Financial Officer